Exhibit 10.7.4

THIRD AMENDMENT TO COMMERCIAL LEASE

This Third Amendment to Commercial Lease is made and entered into between GL DALLAS HOLDINGS, L. P. is successor in interest to GL BETHANY TECH, L. P. (Lessor) and XTERA COMMUNICATIONS, INC. (Lessee) for and in consideration of One Dollar ($1.00) and other good and valuable consideration, receipt of which is hereby acknowledged.

W I T N E S S E T H:

1.	Lessor and Lessee hereby confirm and ratify, except as modified below, all of the terms, conditions, and covenants in that certain written Commercial Lease dated May 15, 2000, First Amendment to Commercial Lease dated January 1, 2001 and Second Amendment to Commercial Lease dated June 25, 2003 (the “Second Amendment”) between Lessor and Lessee.

2.	Lessee warrants that Lessee has accepted and is now in possession of the Leased Premises and that the Commercial Lease is valid and presently in full force and effect.

3.	Lessor will reduce the current premises by 8,473 square feet (the “give-back space”) for a new total of 38,778 square feet for Suite 100. The construction for this reduced square footage is outlined on Exhibit A attached. Lessee will construct a demising wall per city code and Landlord’s approval to separate the “give back” space. Lessee may use “give back” space as staging area during construction, not to exceed ninety (90) days from the date of this Third Amendment.

4.	Lease Term. Lessor and Lessee agree that the term of the Commercial Lease Agreement shall be extended to a total of eighty-eight (88) months so that the expiration date shall be changed from January 31, 2008 to January 31, 2015.

5.	Base Monthly Rent. Lessor and Lessee agree that the base monthly rent for the renewal term shall be as follows:

Months	Rate	Monthly	Annually
10/1/07 - 11/30/07	$2.50 psf	$8,078.75	$96,945.00
12/1/07 - 3/31/08	$5.00 psf	$16,157.50	$193,890.00
4/1/08 - 1/31/12	$11.27 psf	$36,419.00	$437,028.00
2/1/12 - 1/31/15	$11.75 psf	$37,970.13	$455,641.50

6.	Lessor agrees to engage, within sixty (60) days of execution of the Lease Amendment, a new property management firm of Lessor’s choosing. The new management firm will be one well experienced in the North Dallas office market and shall operate the building in a manner similar to other first class run office/tech buildings.

7.	Lessee shall have an option to renew. Paragraph 16.01 of the Lease shall be amended to provide an additional five (5) year renewal under the same terms and conditions.

8.	Lessee signage on the southwest face of the building is “existing” and shall remain on the building. Lessee to remove the sign on the south face of the building.

9.	Lessor acknowledges Lessee’s security deposit of $79,376.49 and such security deposit shall remain in full force and effect.

10.	Section 2.04 of the Lease is hereby revised to provide that the term Operating Expenses does not include any gross receipts or similar taxes of Lessor.

11.	The phrase “which consent may in the sole and absolute discretion of Lessor be denied” is hereby deleted from the first sentence of Section 6.02 of the Lease, and the following is inserted in lieu thereof: “, which such consent shall not be unreasonably withheld, conditioned, or delayed.”

12.	The phrase “in its sole and absolute discretion” is hereby deleted from the third sentence of Section 9.03 of the Lease, and the following is hereby inserted at the end of such sentence: “; provided, however, that Lessors consent to any assignment or subletting shall not be unreasonably withheld, conditioned, or delayed.”

13.	Lessor and Lessee acknowledge that the Right of First Offer described in Paragraph 3 of the Second Amendment shall apply to all space contiguous to the premises including but not limited to, the give-back space.

14.	Lessor and Lessee agree the all other terms and conditions remain the same.

SIGNED AT Dallas, Texas, this 26 day of October, 2007.

LESSOR: GL DALLAS HOLDINGS, L. P.

BY:	/s/ Sue Shelton
Sue Shelton

TITLE:	Authorized Agent

LESSEE: XTERA COMMUNICATIONS, INC.

BY:	/s/ Paul J. Colan, CFO

ITS:	EVP & CFO

I.	Lessee Allowance

Definition of Allowance

Lessor shall pay to Lessee a finish out allowance equivalent to $678,615.00 dollars ($ 17.50) per square foot of the area of the Demised Premises on the following terms and conditions:

A)	The finish out allowance is for improvements to the Demised Premises, and their upgrading, and shall not include personal property, inventory, signage or fixtures or fittings, other than plumbing or electrical fittings, and HVAC equipment.

B)	The finish out allowance includes space planning, architectural fees, MEP drawings, ADA renovations, fire/safety, data and telecommunications cabling, consulting fees, lab consulting fees, and any other such fees relevant to the construction of the improvements, and shall include a construction management fee payable to the Lessor not to exceed three (3%) percent of the cost of the improvements. In addition to the finish out allowance, Lessor agrees to amortize up to an additional $5.00 per square foot “Amortized Amount” for Lessee specific improvements including HVAC and a generator at an amortization rate of eight percent (8%) annually over a five (5) year period to be paid as additional base rental. Lessee to pay any amount over the allowance and additional allowance before Lessor reimburses Lessee the tenant finish allowance.

II.	Approval of Lessees Contractor

Lessor shall have the right to approve the general contractor to be utilized by Lessee (“Contractor”), which approval shall not be unreasonably withheld by Lessor. In that regard, Lessee shall submit to Lessor in writing the name, address and telephone number of Contractor, as well as the names of all individuals associated with Contractor to participate in the project to improve the Demised Premises. Any objection, which Lessor may have to Contractor, shall be delivered by Lessor to Lessee in writing within five (5) business days of Lessors receipt of Lessees notice identifying Contractor, and if any objection by Lessor is not delivered to Lessee, Contractor shall be deemed to have been approved by Lessor.

III.	Requirements of Lessee prior to commencement of construction

Prior to commencement of construction Lessee shall deliver to Lessor the following:

A)	Lessees Insurance certificate as described in the Lease.

B)	Lessees Contractors Insurance Certificate

1)	Comprehensive General Liability not to be less than one million ($1,000,000.00)

2)	Comprehensive Automotive Liability not to be less than one million ($1,000,000.00)

3)	Workers Compensation: Statutory

4)	Certificate to name Owner as “Additionally Insured”

C)	Construction Contract

D)	Building Permit

E)	List of Subcontractors

F)	Plans

1)	Dimensioned floor plan showing all existing base building items, (exterior walls, storefront, columns, etc), all existing interior construction, (including indication of items to be demolished), all proposed walls, doors, glass, cabinets, plumbing fixtures and electrical receptacles and fixtures, (including location of electrical panel).

2)	Reflected ceiling plan showing: ceiling heights; ceiling materials; grid patterns; ceiling mounted lighting, (including switch locations), exit signs, and any other ceiling design features.

3)	Finish schedule describing finish materials for all floors, walls, and ceilings. Lessee to construct a demising wall to accommodate the Lessees downsize that is code compliant and approved by Lessor.

4)	Other elevations, plans, details, specifications as may be required for clarification. The plan will include construction of the demising wall per city code for the “give back” space. The demising wall will be complete ninety (90) days from the date of this Third Amendment.

5)	The plans and specifications shall be subject to the approval of the Lessor, and shall be deemed to be granted unless any objections shall be raised by Lessor in writing delivered to Lessee within seven (7) days of its receipt of said documents.

IV.	Requirements of Lessee during Construction

A)	Building Codes: Lessee, Lessees contractor, and all subcontractors shall be responsible to comply with all national, state, and local fire, health, and environmental and building codes and obtain all necessary permits and licenses.

B)	Materials: Save as may be specifically consented to in advance by Lessor in writing, only new materials may be utilized for finish out and the use of used or second hand material or materials not in compliance with IAQ laws is specifically prohibited.

C)	Protection of Existing Structure: Existing foundations, columns, roof structure, roof deck, or existing exterior walls shall not be cut, altered, or removed without written permission of Lessor.

D)	Construction Debris: Lessee and Lessees contractor are responsible for the removal of all debris associated with Lessees construction to a legal off-site landfill. Debris shall not be allowed to collect on any common areas of the property (sidewalks, corridors, stairways, parking lots, or landscape areas). Debris shall not be placed in dumpsters provided by the Lessor.

E)	Parking: Construction parking and deliveries shall be in the rear of the building to the extent possible. Lessee and Lessees contractor are responsible for enforcing a construction vehicle policy that keeps disruption to neighboring Lessees to a minimum.

F)	Noise: Although it is recognized that construction activity produces certain noise, Lessee and Lessees contractor are responsible for enforcing a policy that keeps disruption to neighboring Lessees to a minimum. This also concerns some reasonable accommodation for a neighboring Lessees hours of operation, (e.g., avoiding loud noises during a neighboring Lessees peak hours).

G)	Alcohol / Drugs: Lessee and Lessees contractor are responsible for enforcing a policy that prohibits any use of alcohol or other controlled substances on the jobsite.

H)	Temporary Utilities: Lessee or Lessees contractor are responsible for arranging temporary utilities to the jobsite.

I)	Temporary Facilities: Lessee or Lessees contractor are responsible for arranging temporary facilities, such as drinking water and restrooms, at the jobsite.

J)	Temporary Enclosure: Lessee or Lessees contractor are responsible for constructing temporary enclosures at any demolished perimeter wall to secure against unauthorized entry.

K)	Jobsite Safety: Lessee and Lessees contractor are responsible for maintaining a safe working environment with specific attention to requirements of O.S.H.A., city fire regulation, and free travel in/around the construction area.

V.	Requirements of Lessee prior to move-in

Prior to Lessees occupancy of the demised premises, Lessee shall deliver to Lessor the following:

A)	Certificate of Occupancy issued by the Municipal Authority

B)	Lessors Certificate of Acceptance signed by Lessee

VI.	Requirements of Lessee prior to funding of Allowance

Prior to Lessors payment of Allowance, Lessee shall deliver to Lessor the following:

A)	Copy of General Contractors and Sub-Contractors Invoice(s)

B)	General Contractors and Sub-Contractors waivers and release of lien

VII.	Payment of Allowance

On a monthly basis, Lessor shall pay Lessee the amount of the Allowance used to date, provided that Lessee shall supply Lessor with invoices and partial lien for any work done to date for which Lessee requests payment. Lessee may withhold 10% of any draw request as retainage.

Subject to Lessors approval and acceptance of Lessee work, and upon receipt of documentation described in the above paragraphs, Lessor shall pay Lessee all remaining finish Allowance used by Lessee, including all retainage within 30 days after the completion of improvements.

Any unused amounts of the Allowance may be used by Lessee for improvements in any additional space in the building taken by Lessee pursuant to any right of first refusal or expansion right held by Lessee or pursuant to any amendment to the Lease; within twelve (12) months from the date of this Third Amendment.